EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168978 and No. 333-168984 on Form S-3/ASR and Registration Statement Nos. 333-92651 and No. 333-146822 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of NV Energy, Inc. and the effectiveness of NV Energy's internal control over financial reporting dated February 25, 2011, appearing in this Annual Report on Form 10-K of NV Energy, Inc. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 25, 2011